UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): November 26, 2012

Nash-Finch Company

(Exact name of Registrant as specified in its charter)

Delaware	0-785	41-0431960
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7600 France Avenue South, Minneapolis, Minnesota	55435
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  (952) 832-0534

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02         Appointment of Certain Officers.

Kevin Elliott has been appointed as the Company’s Executive Vice President, President & Chief Operating Officer – Nash Finch Wholesale/Retail.  Mr. Elliott, age 46, who served as Senior Vice President of Merchandising, Logistics and Marketing at Seven Eleven Inc. (“7-Eleven”), joined the Company on November 26, 2012.  Mr. Elliott worked at 7-Eleven from 2001 to 2010 and was responsible for overseeing the corporate store and franchise operations, as well as their national distribution network comprised of 26 distribution centers.  Mr. Elliott led many sales growth initiatives for the organization, while maintaining a steady increase of consecutive, annual same-store sales for eight years.  Mr. Elliott has worked as a consultant with a focus on retail/distribution since leaving 7-Eleven.

As President and COO of Nash Finch Wholesale/Retail, Mr. Elliott will be responsible for the Company’s food distribution business and corporate retail operations, reporting to Alec C. Covington, President and Chief Executive Officer of Nash Finch.

The Company will pay Mr. Elliott a base salary of $500,000 per annum and he will also be eligible to participate in the Company’s 2013 Executive Incentive Plan, with a target incentive amount equal to 70% of his base pay (and a payout anywhere between zero and 150% of target). Mr. Elliott will also be eligible to participate in the Company’s 2013 Long Term Incentive Plan, with a payout between zero and 200% of target, with final payout, if any, dependent on actual performance. In the event of termination of Mr. Elliott's employment, other than for cause or for a change of control, he would receive a severance equal to 24 months of base salary, payable over a 24 month period, commencing six months and a day after separation. Mr. Elliott will also receive certain other benefits, such as a change of control agreement, and has agreed to a two year non-compete agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NASH-FINCH COMPANY

Date: November 29, 2012	By:	/s/ Kathleen M. Mahoney
		Name:	Kathleen M. Mahoney
		Title:	Executive Vice President, General Counsel and Secretary

NASH-FINCH COMPANY

EXHIBIT INDEX TO CURRENT REPORT ON FORM 8-K

Exhibit No.	Description

99.1	Press Release issued by the registrant, dated November 29, 2012